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                                                                      EXHIBIT C

                             STOCK OPTION AGREEMENT

         STOCK OPTION AGREEMENT, dated as of April 26, 1999 (the "Agreement"), by and between MCI WORLDCOM, INC., a Georgia corporation ("MCI WorldCom"), and CAI WIRELESS SYSTEMS, INC., a Connecticut corporation ("CAI").

                                    RECITALS

         (A) MERGER AGREEMENT. MCI WorldCom, CAI and Cardinal Acquisition Subsidiary, Inc., a Connecticut corporation and wholly owned subsidiary of MCI WorldCom ("Acquisition Subsidiary"), have entered into an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement"), which provides, upon the terms and subject to the conditions set forth therein, for the merger of Acquisition Subsidiary with and into CAI (the "Merger"); and

         (B) CONDITION TO MERGER AGREEMENT. As a condition and inducement to MCI WorldCom's pursuit of the transactions contemplated by the Merger Agreement, and in consideration therefor, CAI has agreed to grant MCI WorldCom the Option (as hereinafter defined).

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, MCI WorldCom and CAI, agree as follows:

         1. DEFINED TERMS. Capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

         2. GRANT OF OPTION. Subject to the terms and conditions set forth herein, CAI hereby grants to MCI WorldCom an irrevocable option (the "Option") to purchase a number of shares of common stock, par value $.01 per share ("CAI Common"), of CAI up to 6,090,481 of such shares (as adjusted as set forth herein, the "Option Shares", which shall include the Option Shares before and after any transfer of such Option Shares, and which represents 24.4% of the fully diluted shares of CAI Common as of the date hereof), at a purchase price per Option Share (as adjusted as set forth herein, the "Purchase Price") equal to $28.

         3.  EXERCISE OF OPTION.

         (a) Provided that no preliminary or permanent injunction or other order against the delivery of Option Shares issued by any court of competent jurisdiction in the United States shall be in effect, Holder (as hereinafter defined) may exercise the Option, in whole or in part, at any time and from time to time following the occurrence of a Purchase Event (as hereinafter defined); provided that the Option shall terminate and be of no further force or effect as follows:

         (A)  If the Merger is consummated, upon the Effective Time;

         (B) If the Merger Agreement is terminated for any reason and a Purchase Event has occurred prior to such termination, eighteen (18) months after the occurrence of such Purchase Event;


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         (C) If the Merger Agreement is terminated pursuant to Sections 7.1(a),
7.1(b)(i), 7.1(b)(iii), or 7.1(e) and a Purchase Event has not occurred prior to such termination, upon such termination;

         (D) If the Merger Agreement is terminated for any reason other than those enumerated in clause (C) above and a Purchase Event has not occurred prior to such termination, eighteen (18) months after such termination; and

         (E) Thirty (30) months from the date hereof if the Merger has not been consummated and the Merger Agreement has not been terminated by such date.

provided, however, that any purchase of Option Shares shall be subject to compliance with applicable law. The term "Holder" shall mean the holder or holders of the Option from time to time, and which is initially MCI WorldCom.

         (b) As used herein, a "Purchase Event" means any of the following events:

                  (i) CAI shall have recommended to its shareholders, or CAI or any person (other than MCI WorldCom or any affiliate or associate of MCI WorldCom) shall have publicly proposed or publicly announced, a bona fide Takeover Proposal that shall not have been withdrawn at the time of the exercise of the Option; or

                  (ii) any person (other than MCI WorldCom or any affiliate or associate of MCI WorldCom) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act) of or the right to acquire beneficial ownership of, or any "group" (as such term is defined in Section 13(d)(3) of the Securities Exchange Act), other than a group of which MCI WorldCom or any affiliate or associate of MCI WorldCom is a member, shall have been formed which beneficially owns, or has the right to acquire beneficial ownership of, 15% or more of the voting power of CAI; or

                  (iii) CAI's Board of Directors shall have withdrawn or modified in a manner adverse to MCI WorldCom the recommendation of CAI's Board of Directors with respect to the Merger Agreement and the Merger.

         As used in this Agreement, "person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act.

         (c) CAI shall notify Holder promptly in writing of the occurrence of any Purchase Event, it being understood that the giving of such notice by CAI shall not be a condition to the right of Holder to exercise the Option.



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         (d) In the event Holder wishes to exercise the Option, it shall send to CAI a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than three (3) business days nor later than fifteen (15) business days from the Notice Date for the closing (the "Closing") of such purchase (the "Closing Date"). If prior notification to or approval of any Governmental Authority is required in connection with such purchase, CAI shall cooperate with Holder in the filing of the required notice or application for approval and the obtaining of such approval and the Closing shall occur immediately following such regulatory approvals (and any mandatory waiting periods). Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

         (e) Holder, which is initially MCI WorldCom, by this Agreement, with respect to any Option Shares acquired by it on or prior to the record date for the meeting of shareholders of CAI called to consider the Merger Agreement and the Merger, does hereby constitute and appoint CAI, or any nominee of CAI, with full power of substitution, from the date hereof to the earlier to occur of the termination of the Merger Agreement or the Effective Time, as its true and lawful attorney and proxy (its "Proxy"), for and in its name, place and stead, to vote each of such Option Shares as its Proxy, at every annual, special or adjourned meeting of the shareholders of CAI, including the right to sign its name (as shareholder) to any consent, certificate or other document relating to CAI that the law of the State of Connecticut may permit or require:

                  (i)  in favor of the Merger Agreement and the Merger; and

                  (ii) against any proposal for any recapitalization, merger (other than the Merger), sale of assets or other business combination between CAI and any person or entity (other than MCI WorldCom or Acquisition Subsidiary or other permitted assignee thereof under the Merger Agreement) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of MCI WorldCom under the Merger Agreement or which could result in any of the conditions to the Merger Agreement not being fulfilled.

         THIS POWER OF ATTORNEY IS IRREVOCABLE, IS GRANTED IN CONSIDERATION OF CAI ENTERING INTO THE MERGER AGREEMENT AND IS COUPLED WITH AN INTEREST SUFFICIENT IN LAW TO SUPPORT AN IRREVOCABLE POWER. This appointment shall revoke all prior powers of attorney and proxies appointed by Holder at any time with respect to the Option Shares and no subsequent powers of attorney or proxies will be appointed by Holder, or be effective, with respect thereto during the term of this Agreement.

         Holder shall perform such further acts and execute such further documents and instruments as may reasonably be required to vest in CAI the power to carry out and give effect to the provisions of this Agreement.

         4.  PAYMENT AND DELIVERY OF CERTIFICATES.



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         (a) On each Closing Date, Holder shall (i) pay to CAI, in immediately available funds by wire transfer to a bank account designated by CAI, an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased on such Closing Date, and (ii) present this Agreement to CAI at the address of CAI specified in Section 11(f) and CAI shall mark and return this Agreement to Holder to reflect the exercise of this Option.

         (b) At each Closing, simultaneously with the delivery of immediately available funds, and presentation of this Agreement as provided in Section 4(a), (i) CAI shall deliver to Holder (A) a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be free and clear of all liens, fully paid and nonassessable and subject to no preemptive rights, and (B) an executed new agreement with the same terms as this Agreement evidencing the right to purchase the balance of the Option Shares purchasable hereunder, if any, and the remaining rights of the Holder, and (ii) Holder shall deliver to CAI a letter agreeing that Holder shall not offer to sell or otherwise dispose of such Option Shares in violation of applicable federal and state law or of the provisions of this Agreement.

         (c) In addition to any other legend that is required by applicable law, certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

         THE TRANSFER AND VOTING OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND A STOCK OPTION AGREEMENT DATED AS OF APRIL 26, 1999. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY CAI OF A WRITTEN REQUEST THEREFOR.

It is understood and agreed that the portion of the above legend relating to restrictions on transfer shall be removed by delivery of substitute certificate(s) without such legend if Holder shall have delivered to CAI a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to CAI and its counsel, to the effect that such legend is not required for purposes of the Securities Act. It is understood and agreed that the portion of the above legend relating to voting shall be removed upon expiration or termination of the proxy referred to in
Section 3(e) hereof.

         (d) Upon the giving by Holder to CAI of the written notice of exercise of the Option provided for under Section 3(d), the tender of the applicable purchase price in immediately available funds and the tender of this Agreement to CAI, Holder shall be deemed to be the holder of record of the shares of CAI Common issuable upon such exercise, notwithstanding that the stock transfer books of CAI shall then be closed or that certificates representing such shares of CAI Common shall not then be actually delivered to Holder. CAI shall pay all expenses, and any and all United States federal, state, and local taxes and other charges that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section in the name of Holder or its assignee, transferee, or designee.



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         (e) CAI agrees (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of CAI Common so that the Option may be exercised without additional authorization of CAI Common after giving effect to all other options, warrants, convertible securities and other rights to purchase CAI Common, (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by CAI, and (iii) promptly to take all action as may from time to time be required (including (A) complying with all premerger notification, reporting and waiting period requirements, (B) in the event prior approval of or notice to any governmental regulatory agency is necessary before the Option may be exercised, cooperating fully with Holder in preparing such applications or notices and providing such information to such Governmental Authority as it may require and (C) amending, redeeming or taking such other action with respect to the Rights Plan so as to preclude MCI WorldCom from becoming an "Acquiring Person" (as defined in the Rights Plan) and to preclude a "Stock Acquisition Date" (as defined in the Rights Plan) or a "Distribution Date" (as defined in the Rights Plan) (or similar events) from occurring thereunder in order to permit Holder to exercise the Option and CAI duly and effectively to issue shares of the CAI Common pursuant hereto.

         5. REPRESENTATIONS AND WARRANTIES OF CAI. CAI hereby represents and warrants to MCI WorldCom (and Holder, if different from MCI WorldCom) as follows:

         (a) Corporate Authority. CAI has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of CAI, and no other corporate proceedings on the part of CAI are necessary to authorize this Agreement or to consummate the transactions so contemplated; this Agreement has been duly and validly executed and delivered by CAI.

         (b) Beneficial Ownership. To the best knowledge of CAI, as of the date of this Agreement, no person or group has beneficial ownership of more than 10% of the issued and outstanding shares of CAI Common other than persons or other entities affiliated with Merrill Lynch Asset Management, L.P. and Moore Capital Management, Inc., as reflected in Schedule 13Gs, publicly filed with the SEC on or prior to April 15, 1999.

         (c) Shares Reserved for Issuance; Capital Stock. CAI has taken all necessary corporate action to authorize and reserve and permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of CAI Common equal to the maximum number of shares of CAI Common at any time and from time to time purchasable upon exercise of the Option, and all such shares, upon issuance pursuant to the Option, will be duly authorized, validly issued, fully paid and nonassessable, and will be delivered free and clear of all claims, liens, encumbrances, and security interests (other than those created by this Agreement) and not subject to any preemptive rights.



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         (d) No Violations. The execution, delivery and performance of this
     Agreement does not and will not, and the consummation by CAI of any of the transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, its certificate of incorporation or by-laws, or the comparable governing instruments of any of its subsidiaries, or (B) a breach or violation of, or a default under, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation of it or any of its subsidiaries (with or without the giving of notice, the lapse of time or both) or under any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which it or any of its subsidiaries is subject, that would, in any case, give any other person the ability to prevent or enjoin CAI's performance under this Agreement in any material respect.

         6. REPRESENTATIONS AND WARRANTIES OF MCI WORLDCOM. MCI WorldCom hereby represents and warrants to CAI as follows:

         (a) Corporate Authority. MCI WorldCom has full corporate power and authority to enter into this Agreement and, subject to obtaining the approvals referred to in this Agreement, to consummate the transactions contemplated by this Agreement; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of MCI WorldCom; and this Agreement has been duly executed and delivered by MCI WorldCom.

         (b)  Investment Representations.

               (i) MCI WorldCom is acquiring the Option and the Option Shares (collectively, the "Securities") for its own account for investment only, and not with a view to, or for sale in connection with, any distribution of the Securities in violation of the Securities Act, or any rule or regulation under the Securities Act.

               (ii) MCI WorldCom has had such opportunity as it deems adequate to obtain from representatives of CAI such information as is necessary to permit MCI WorldCom to evaluate the merits and risks of its investment in CAI.

               (iii) MCI WorldCom has sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in the purchase of the Securities and to make an informed investment decision with respect to such purchase.

               (iv) MCI WorldCom acknowledges that (1) the Securities have not been registered under the Securities Act and are "restricted securities" within the meaning of Rule 144 under the Securities Act and (2) the Securities cannot be sold, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act or an exemption from registration is then available.



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         7. ADJUSTMENT UPON CHANGES IN CAI CAPITALIZATION, ETC.

         (a) In the event of any change in the CAI Common by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Holder shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Holder would have received in respect of CAI Common if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If any additional shares of CAI Common are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 7(a), upon exercise of any option to purchase CAI Common outstanding on the date hereof or upon conversion into CAI Common of any convertible security of CAI outstanding on the date hereof), the number of shares of CAI Common subject to the Option shall be adjusted so that, after such issuance, it, together with any shares of CAI Common previously issued pursuant hereto, equals [24.4]% of the number of shares of CAI Common then issued and outstanding, giving effect to any shares subject to or issued pursuant to the Option. No provision of this Section 7 shall be deemed to affect or change, or constitute authorization for any violation of, any of the covenants or representations in the Merger Agreement.

         (b) In the event that CAI shall enter into an agreement (i) to consolidate with or merge into any person, other than MCI WorldCom or one of its subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than MCI WorldCom or one of its subsidiaries, to merge into CAI and CAI shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of CAI Common shall be changed into or exchanged for stock or other securities of CAI or any other person or cash or any other property or the outstanding shares of CAI Common immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than MCI WorldCom or one of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option to acquire the number and class of shares or other securities or property that Holder would have received in respect of CAI Common if the Option had been exercised immediately prior to such consolidation, merger, sale or transfer, or the record date therefor, as applicable.

         8.  REGISTRATION RIGHTS.

         (a) Demand Registration Rights. CAI shall, subject to the conditions of Section 8(c) below, if requested by Holder, including MCI WorldCom and any permitted transferee acquiring at least 10% of the shares of CAI Common represented by the Option on the date hereof (each, a



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"Selling Shareholder"), as expeditiously as possible prepare and file a registration statement under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all shares of CAI Common or other securities that have been acquired by or are issuable to the Selling Shareholder upon exercise of the Option in accordance with the intended method of sale or other disposition stated by the Selling Shareholder in such request, including without limitation a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and CAI shall use its best efforts to qualify such shares or other securities for sale under any applicable state securities laws, provided, however, that CAI shall not be required to consent to general jurisdiction or qualify to do business in any state where it is not otherwise required to so consent to such jurisdiction or to so qualify to do business.

         (b) Additional Registration Rights. If CAI at any time after the exercise of the Option proposes to register any shares of CAI Common under the Securities Act, CAI will promptly give written notice to the Selling Shareholders of its intention to do so and, upon the written request of any Selling Shareholder given within thirty (30) days after receipt of any such notice (which request shall specify the number of shares of CAI Common intended to be included in such public offering by the Selling Shareholder), CAI will cause all such shares for which a Selling Shareholder requests participation in such registration to be so registered and included in such public offering, provided, however, that CAI may elect to not cause any such shares to be so registered (i) if such public offering is to be underwritten and the underwriters in good faith object for valid business reasons, or (ii) in the case of a registration solely to implement an employee benefit plan or a registration filed on Form S-4 of the Securities Act or any successor Form; provided, further, however, that such election pursuant to (i) may only be made two times. If some but not all the shares of CAI Common, with respect to which CAI shall have received requests for registration pursuant to this Section 8(b), shall be excluded from such registration, CAI shall make appropriate allocation of shares to be registered among the Selling Shareholders desiring to register their shares pro rata in the proportion that the number of shares requested to be registered by each such Selling Shareholder bears to the total number of shares requested to be registered by all such Selling Shareholders then desiring to have CAI Common registered for sale.

         (c) Conditions to Required Registration. CAI shall use all reasonable efforts to cause each registration statement referred to in Section 8(a) above to become effective and to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective; provided, however, that CAI may delay any registration of Option Shares required pursuant to Section 8(a) above for a period not exceeding ninety (90) days provided CAI shall in good faith determine that any such registration would adversely affect CAI (provided that this right may not be exercised more than once during any twelve month period), and CAI shall not be required to register Option Shares under the Securities Act pursuant to Section 8(a) above:

             (i)  on more than one occasion during any calendar year;

             (ii) within ninety (90) days after the effective date of a registration referred to in Section 8(b) above pursuant to which the Selling Shareholder or Selling Shareholders concerned were afforded the opportunity to register such shares under the Securities Act and such shares were registered as requested;



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             (iii) unless a request therefor is made to CAI by Selling
         Shareholders that hold at least 25% or more of the aggregate number of Option Shares (including shares of CAI Common issuable upon exercise of the Option) then outstanding; or

             (iv) if all the Option Shares proposed to be registered could be sold by the Selling Shareholders in a 90-day period in accordance with Rule 144.

         In addition to the foregoing, CAI shall not be required to maintain the effectiveness of any registration statement after the expiration of six (6) months from the effective date of such registration statement. CAI shall use all reasonable efforts to make any filings, and take all steps, under all applicable state securities laws to the extent necessary to permit the sale or other disposition of the Option Shares so registered in accordance with the intended method of distribution for such shares; provided, however, that CAI shall not be required to consent to general jurisdiction or qualify to do business in any state where it is not otherwise required to so consent to such jurisdiction or to so qualify to do business.

                 (d) Expenses. Except where applicable state law prohibits such payments, CAI will pay all expenses (including without limitation registration fees, qualification fees, blue sky fees and expenses, including the fees and expenses of counsel, legal expenses, including the reasonable fees and expenses of one counsel to the holders whose Option Shares are being registered (not to exceed $15,000), printing expenses, the costs of special audits or "cold comfort" letters, expenses of underwriters, excluding discounts and commissions but including liability insurance if CAI so desires or the underwriters so require, and the reasonable fees and expenses of any necessary special experts) in connection with each registration pursuant to Section 8(a) or 8(b) above (including the related offerings and sales by holders of Option Shares) and all other qualifications, notifications or exemptions pursuant to Section 8(a) or 8(b) above.

                 (e) Indemnification. In connection with any registration under
Section 8(a) or 8(b) above, CAI hereby indemnifies the Selling Shareholders, and each underwriter thereof, including each person, if any, who controls such Holder or underwriter within the meaning of Section 15 of the Securities Act, against all expenses, losses, claims, damages and liabilities caused by any untrue, or alleged untrue, statement of a material fact contained in any registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission, or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such expenses, losses,



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claims, damages or liabilities of such indemnified party are caused by any untrue statement or alleged untrue statement that was included by CAI in any such registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon and in conformity with, information furnished in writing to CAI by such indemnified party expressly for use therein, and CAI and each officer, director and controlling person of CAI shall be indemnified by such Selling Shareholders, or by such underwriter, as the case may be, for all such expenses, losses, claims, damages and liabilities caused by any untrue, or alleged untrue, statement, that was included by CAI in any such registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon, and in conformity with, information furnished in writing to CAI by or on behalf of such Selling Shareholder or such underwriter, as the case may be, expressly for such use.

         Promptly upon receipt by a party indemnified under this Section 8(e) of notice of the commencement of any action against such indemnified party in respect of which indemnity or reimbursement may be sought against any indemnifying party under this Section 8(e), such indemnified party shall notify the indemnifying party in writing of the commencement of such action, but the failure so to notify the indemnifying party shall not relieve it of any liability which it may otherwise have to any indemnified party under this
Section 8(e) except to the extent the indemnified party is materially prejudiced thereby. In case notice of commencement of any such action shall be given to the indemnifying party as above provided, the indemnifying party shall be entitled to participate in and, to the extent it may wish, jointly with any other indemnifying party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and reasonably satisfactory to such indemnified party. The indemnified party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel (other than reasonable costs of investigation) shall be paid by the indemnified party unless (i) the indemnifying party either agrees to pay the same, (ii) the indemnifying party fails to assume the defense of such action with counsel reasonably satisfactory to the indemnified party, or (iii) the indemnified party has been advised by counsel that one or more legal defenses may be available to the indemnifying party that may be contrary to the interest of the indemnified party, in which case the indemnifying party shall be entitled to assume the defense of such action notwithstanding its obligation to bear fees and expenses of such counsel. No indemnifying party shall be liable for any settlement entered into without its consent, which consent may not be unreasonably withheld.

         If the indemnification provided for in this Section 8(e) is unavailable to a party otherwise entitled to be indemnified in respect of any expenses, losses, claims, damages or liabilities referred to herein, then the indemnifying party, in lieu of indemnifying such party otherwise entitled to be indemnified, shall contribute to the amount paid or payable by such party to be indemnified as a result of such expenses, losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative benefits received by CAI, the Selling Shareholders and the underwriters from the offering of the securities and also the relative fault of CAI, the Selling Shareholders and the underwriters in connection with the statements or omissions which resulted in such expenses, losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The amount paid or payable by a party as a result of the expenses, losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim, provided, however, that in no case shall any Selling Shareholder be responsible, in the aggregate, for any amount in excess of the net offering proceeds attributable to its Option Shares included in the offering. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Any obligation by any Selling Shareholder to indemnify shall be several and not joint with other holders.



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         In connection with any registration pursuant to Section 8(a) or 8(b)
above, CAI and each Selling Shareholder (other than MCI WorldCom) shall enter into an agreement containing the indemnification provisions of this Section 8(e). In the event of an underwritten public offering pursuant to Section 8(b), the Company and the Selling Shareholders shall enter into an underwriting agreement containing customary terms and provisions; provided that the indemnification provisions as they relate to Selling Shareholders shall contain substantially the same limitations as the provisions set forth herein.

         (f) Miscellaneous Reporting. CAI shall comply with all reporting requirements and will do all such other things as may be necessary to permit the expeditious sale at any time of any Option Shares by the Selling Shareholders thereof in accordance with and to the extent permitted by any rule or regulation promulgated by the SEC from time to time, including, without limitation, Rule 144. CAI shall at its expense provide the Selling Shareholders with any information necessary in connection with the completion and filing of any reports or forms required to be filed by them under the Securities Act or the Securities Exchange Act, or required pursuant to any state securities laws or the rules of any stock exchange.

         (g) Issue Taxes. CAI will pay all stamp taxes in connection with the issuance and the sale of the Option Shares and in connection with the exercise of the Option, and will hold the Selling Shareholders harmless, without limitation as to time, against any and all liabilities, with respect to all such taxes.

         9. QUOTATION; LISTING. If CAI Common or any other securities to be acquired in connection with the exercise of the Option are then authorized for quotation or trading or listing on any securities exchange or market, CAI, upon the request of Holder, will promptly file an application, if required, to authorize for quotation or trading or listing the shares of CAI Common or other securities to be acquired upon exercise of the Option on such securities exchange or market and will use its best efforts to obtain approval, if required, of such quotation or listing as soon as practicable.

         10. DIVISION OF OPTION. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Holder, upon presentation and surrender of this Agreement at the principal office of CAI for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of CAI Common purchasable hereunder. The terms "Agreement" and "Option" as used herein include any other Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by CAI of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, CAI will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of CAI, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

         11.  MISCELLANEOUS.

         (a) Expenses. Except as expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

         (b) Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

         (c) Entire Agreement; No Third-Party Beneficiaries; Severability. This Agreement, together with the Merger Agreement and the other documents and instruments referred to herein and therein, between MCI WorldCom and CAI (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, and (ii) is not intended to confer upon any person other than the parties hereto (other than the indemnified parties under Section 8(e) and any transferees of the Option Shares or any permitted transferee of this Agreement pursuant to Section 11(h)) any rights or remedies hereunder. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court or Governmental Authority determines that the Option does not permit Holder to acquire the full number of shares of CAI Common as provided in Section 3 (as may be adjusted herein), it is the express intention of CAI to allow Holder to acquire such lesser number of shares as may be permissible without any amendment or modification hereof.

         (d) Governing Law. This Agreement shall be interpreted, construed and governed in accordance with the internal laws of the State of New York (without regard to any applicable conflicts of law rules), except for matters governed by the Connecticut Code, which shall be interpreted, construed and governed by Connecticut Code.

         (e) Descriptive Headings. The descriptive headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         (f) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the addresses set forth in the Merger Agreement (or at such other address for a party as shall be specified by like notice).

         (g) Counterparts. This Agreement and any amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed and delivered, it being understood that both parties need not sign the same counterpart.

         (h) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder or under the Option shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that Holder may assign this Agreement to a wholly-owned subsidiary of Holder and Holder may assign its rights hereunder in whole or in part after the occurrence of a Purchase Event. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         (i) Further Assurances. In the event of any exercise of the Option by Holder, CAI and Holder shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

         (j) Specific Performance. The parties hereto agree that this Agreement may be enforced by either party through specific performance, injunctive relief and other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

         IN WITNESS WHEREOF, CAI and MCI WorldCom have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.

                                     CAI WIRELESS SYSTEMS, INC.


                                     By:    /s/ JARED E. ABBRUZZESE
                                     Name:  Jared E. Abbruzzese
                                     Title: Chairman and Chief Executive Officer


                                     MCI WORLDCOM, INC.


                                     By:    /s/ CHARLES T. CANNADER
                                     Name:  Charles T. Cannader
                                     Title: Senior Vice President




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